Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is by and between Marjorie Hargrave (“Executive”) and Enservco Corporation (the “Company”), both of whom enter into this Agreement intending to be legally bound.

1.    Background Facts. Executive and the Company agree with the following facts. The Company and Executive mutually agreed to end Executive’s employment on April 22, 2022 (the “Separation Date”). Executive and the Company are parties to an Employment Agreement, effective July 24, 2019 (“the Employment Agreement”), and paragraph 5(a) of the Employment Agreement provides for certain compensation and severance benefits upon a termination without cause. The “Separation Benefits” in Section 2 below replaces in full the compensation and severance benefits to be provided to Executive as a result of the end of her employment on the Separation Date. Executive is not entitled to any other renumeration, compensation or benefits pursuant to the Employment Agreement.

2.    Separation Benefits. In exchange for Executive’s waiver and release of claims set forth in Section 3 and other promises set forth in this Agreement, and provided that Executive (i) signs, dates, and returns this Agreement within the time period described in Section 4, and (ii) does not revoke this Agreement within the time period described in Section 4, the Company agrees to provide Executive with the following “Separation Benefits,” certain of which Executive would not otherwise be entitled without signing this Agreement:

a.

Severance Pay. The Company will pay Executive $187,500 (gross), less applicable federal, state and local withholding and other legally required withholdings (“Severance Pay”) in relatively equal installment payments on successive regular paydays for nine months and the first installment will be made on the first payday 7 days after the expiration of the revocation period provided in Section 4.

b.

COBRA Assistance. Following the Separation Date, Executive has the right under applicable law to elect to continue her participation in the Company’s group medical insurance program. Executive will complete and return the necessary paperwork if she desires to do so. The Company will pay the cost of that insurance coverage and any legally permitted COBRA administrative fee through January 31, 2023 or until Executive becomes eligible through full-time employment with another employer to obtain comparable replacement coverage, whichever occurs first. Executive understands that she must pay the full cost of that coverage and any legally permitted COBRA administrative fee starting February 1, 2023, if she is still participating, or eligible to participate, in this program. The Executive also agrees that she will promptly inform the Company if she becomes eligible to obtain comparable replacement coverage.

c.

Acceleration of Vesting of 25,000 Time-Vested Restricted Stock. The Company will accelerate, and fully vest as of May 16, 2022, 25,000 time-vested restricted shares that Executive currently holds as unvested. Executive will separately execute any documents necessary to obtain this additional separation benefit.

d.	Issuance of stock. The Company will issue Executive an additional 50,000 unrestricted and immediately saleable shares of common stock in the Company on April 22, 2022.

e.

Computer. Executive will keep Executive’s Hewlett-Packard computer issued by the Company; provided, however, that all information of the Company (except Executive’s own personnel information) shall be removed from such computer by RSM Managed IT Services prior to the Separation Date.

f.

Employment Agreement. Executive agrees that paragraph 7 of the Employment Agreement contains valid and enforceable restrictions on Employee both during and after employment with the Company. Employee acknowledges and agrees that paragraph 7 of the Employment Agreement shall remain in full force and effect according to its terms except that the Company releases Executive from her contractual obligation set out in paragraph 7(a)(i) of the Employment Agreement that restricts Executive from engaging in competition with the Company. Executive acknowledges, understands and agrees that but for this release by the Company, she would be obligated to comply with this restriction on competition. The Company is providing Executive this release as one of the Separation Benefits provided to Executive in this Agreement.

3.    Waiver and Release of Claims. In exchange for the Separation Benefits set forth in Section 2, Executive agrees to unconditionally waive and release any and all claims, complaints, causes of action, or demands of whatever kind which Executive has or may have as of the Separation Date against the Released Parties (as defined below) to the maximum extent permitted by applicable law up to the moment Executive signed this Agreement, including any claims, complaints, causes of action, or demands relating in any way to Executive’s employment with the Company and Executive’s separation from employment with the Company including, but not limited to, the following:

a.

All claims for any alleged unlawful discrimination, harassment, failure to accommodate, retaliation, interference, reprisal arising, or other alleged unlawful practices under any federal, state, or local law, statute, ordinance, or regulation, including, without limitation, rights or claims of discrimination, harassment, failure to accommodate, and retaliation under the federal Age Discrimination in Employment Act (“ADEA”), federal Older Workers Benefit Protection Act (“OWBPA”), the Colorado Anti-Discrimination Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and the Equal Pay Act;

b.

All claims arising out of Executive’s employment and Executive’s separation from employment including, but not limited to, claims based on alleged wrongful discharge, breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, defamation, infliction of emotional distress, fraud, misrepresentation, negligence, constructive discharge, assault, battery, false imprisonment, invasion of privacy, interference with contractual or business relationships, Executive’s activities, if any, as a “whistleblower,” and any violation of any other principle of common law;

c.

All claims for any other alleged unlawful employment practices related to Executive’s employment or Executive’s separation from employment arising under any federal, state, or local law, statute, ordinance, or regulation including, without limitation, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Fair Credit Reporting Act or the National Labor Relations Act;

d.

With the exception of any base salary and unused vacation owed to Executive through the Separation Date, all other claims for any other form of pay, compensation, or employee benefits of any kind that is not provided in this Agreement including, without limitation, bonuses, commissions, deferred compensation, stock-based incentive compensation, stock options, phantom stock, equity of any kind, any additional paid time off of any kind, expense reimbursement, and any other claims under any applicable federal, state, and local law, statute, ordinance, or regulation to the fullest extent permitted by law;

e.	All claims Executive has now, whether or not Executive currently knows about or suspects the claims; and

f.	All claims for attorneys’ fees, costs, or interest.

Executive understands and agrees that the above list contains examples only and does not contain all claims that Executive is releasing. By signing this Agreement, Executive is fully and finally waiving and releasing, to the fullest extent permitted by law, all claims against the Released Parties. Executive agrees that the Company’s payment and provision of the Separation Benefits is full and fair payment for the waiver and release of Executive’s claims and has a value greater than anything Executive is entitled to if Executive does not sign this Agreement. Notwithstanding anything set forth in this Agreement, specifically excluded from the waiver and release of claims set forth above are claims or disputes that: (i) by law cannot be released in a private agreement (such as workers’ compensation claims); (ii) arise after the date Executive signed this Agreement; (iii) relate to the obligations of the Company under this Agreement; or (iv) relate to any rights of indemnification afforded Executive by statute or by common law, including any insurance coverage maintained by or on behalf of the Company.

For purposes of this Agreement, the term “Released Parties” means the Company and all of the Company’s past and present parents, subsidiaries, and affiliated companies, and all and each of the past and present employees, officers, officials, managers, governors, members, directors, agents, insurers, representatives, counsel, shareholders, owners, attorneys, partners, predecessors, successors, and assigns of any and all of the foregoing entities and persons. In addition, for purposes of Section 3, the term “Executive” means Marjorie Hargrave and any person who has or obtains any legal rights or claims against the Company or the Released Parties through Marjorie Hargrave.

4.    Executive’s Legal Rights.

a.	Advice to Consult With an Attorney. This Agreement is a legal document. Executive has been advised in writing to consult with an attorney prior to executing the Agreement.

b.

Period to Consider this Agreement. Executive was given this Agreement on March 31, 2022, and Executive has twenty-one (21) days following that date to consider the offer as expressed, including Executive’s waiver and release of rights and claims of age discrimination under the ADEA, and to decide whether to sign this Agreement. Executive agrees that any changes to this Agreement, whether they are material or immaterial, do not restart the running of the 21-day consideration period.

c.

Revocation Period. Executive understands that Executive has the right to revoke her waiver of claims under the ADEA within seven (7) days after the date on which Executive signs this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired.

d.

Revocation Procedure. To revoke, Executive must put the revocation in writing, and deliver it to the Company by hand, email or mail to Richard Murphy within the revocation period. If Executive delivers revocation by mail, it must be: (1) postmarked within the 7-day period to revoke her waiver of claims under the ADEA; (2) properly addressed to Richard Murphy, Enservco Corporation, 14133 County Road 9 1/2, Longmont, Colorado 80504; and (3) sent by certified mail, return receipt requested or by email at rmurphy@enservco.com.

e.

Effect of Revocation. If Executive revokes this Agreement as described in this Section 4, Executive understands that (i) this Agreement is null and void, (ii) the Company shall have no further obligation under this Agreement, (iii) Executive will not receive the Separation Benefits in Section 2 of this Agreement or any other benefits listed within this document, and (iv) Executive’s employment will still end on the Separation Date.

5.    Filings. Executive understands that, without being penalized or having an obligation to notify the Company, this Agreement does not prohibit Executive from filing an administrative charge of discrimination or complaint with the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, Colorado Department of Human Rights, or any other federal, state, or local governmental agency or commission or law enforcement agency (“Government Agencies”). Executive understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company. If Executive had filed or files a charge or complaint, Executive agrees that the Company’s payment of the Separation Benefits completely satisfies any and all claims for monetary relief in connection with such charge or complaint. Executive is not entitled to any other monetary relief of any kind with respect to the claims that Executive has released in this Agreement unless Executive’s waiver and release of claims is deemed unlawful or otherwise invalid.

6.    Transition and Cooperation. Executive promises to use reasonable efforts prior to the Separation Date to transition her work responsibilities, including but not limited to, executing documents necessary to remove her as an authorized representative of the Company. As requested by the Company, prior to the Separation Date, Executive will execute documentation necessary to remove herself from all positions held with the Company and all Company-related entities. Executive represents that she has delivered all passwords known to Executive for any Company devices and/or accounts in use at the time of the Separation Date. Executive will cooperate during the first 30 days following the Separation Date with the Company and use reasonable efforts to be available, on a reasonable basis, to answer questions of Amanda Dalbey that may arise to achieve a smooth transition after the Separation Date for a period of 30 days; provided that Executive shall not be required to spend more than five (5) hours in any week answering questions during such 30-day period and will be compensated at a rate of $175 per hour as long as Amanda Dalbey approves the time Executive spends in advance. The Company has no current need for Executive’s assistance with any investigation, administrative proceeding or litigation. In the event the Company’s needs change, Executive agrees to discuss with the Company and its counsel, on a reasonable basis and at no cost to her, Executive’s potential participation in connection with any investigation, administrative proceeding or litigation relating to any matter, occurring during her employment, in which she was involved or of which she has knowledge, and upon agreement to participate the exact scope of Executive’s assistance will be agreed upon by Executive and the Company at the time the need for Executive’s assistance arises. Any such assistance would include an obligation of the Company to indemnify Executive. The Company shall pay Executive $175 per hour for such services, as long as the Company approves the time Executive spends providing such assistance in advance and in writing.

7.    Non-disparagement. Executive will not disparage the Company, its products, services, systems, and other matters pertaining to its business, and its employees and Board members, including, without limitation, all and each of the members of its management team. This non-disparagement obligation includes refraining from making statements, comments or postings on the internet regarding the Company with the intent of harming the Company (as determined in the Company’s sole judgment). The Company, on behalf of itself and its management team, will not disparage Executive in any manner, which includes refraining from making statements, comments or postings on the internet regarding Executive with the intent of harming Executive. This non-disparagement provision does not apply to legally protected communications and does not restrict or prohibit either Executive or the Company from making statements to or in any other manner communicating with any Government Agencies.

8.    Consideration. Executive agrees that (i) the Separation Benefits in Section 2 includes certain separation benefits above and beyond that to which Executive would be entitled if Executive did not sign this Agreement, (ii) those Separation Benefits in Section 2 constitute independent and sufficient consideration for all aspects of this Agreement, and (iii) Executive is not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that Executive signs and returns this Agreement within the specified time period and does not revoke this Agreement.

9.    Remuneration. With the exception of any base salary and unused vacation owed to Executive through the Separation Date, Executive acknowledges and agrees that the Company has paid Executive all monies, wages, salary, accrued and unused paid time off, expenses and bonuses, and due to Executive through the Separation Date. Executive is not entitled to any additional remuneration from the Company other than the consideration specified within this Agreement. In particular, Executive is not entitled to any additional payments, remuneration or benefits pursuant to the Employment Agreement. In addition, Executive acknowledges that Executive is not aware of any time worked during Executive’s employment for which Executive has not already been fully compensated.

10.    Section 409A. This Agreement and the payments made hereunder are intended to satisfy, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. Each payment under this Agreement is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions). If any taxes, interest, or penalties are imposed pursuant to Section 409A, Executive shall be solely liable for such amounts.

11.    Acknowledgement. Executive acknowledges and agrees that Executive has not suffered any work-related injury for which Executive has not already filed a claim.

12.    Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Company of any liability or unlawful conduct whatsoever. The Company specifically denies any liability or unlawful conduct on the Company’s part.

13.    Successors and Assigns. This Agreement is personal to Executive and may not be assigned by Executive without the written agreement of the Company. The rights and obligations of this Agreement shall inure to the successors and assigns of the Company.

14.    Severability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, Executive and the Company agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, Executive and the Company agree that the term shall be severed and all other terms of this Agreement shall remain in effect. Executive and the Company agree that Executive’s waiver and release of claims should be interpreted as broadly as possible to achieve Executive’s intention of releasing all claims against the Released Parties.

15.    Entire Agreement. This Agreement and the Employment Agreement constitute the sole understanding of Executive and the Company with respect to the subject matters provided for herein. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matters hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matters hereof are merged herein. This Agreement may not be modified, altered, or changed in any way except by written agreement signed and delivered by Executive and the Company’s duly authorized representative.

16.    No Waiver. No claim or right arising out of a breach or default under this Agreement may be discharged by a waiver of that claim or right unless the waiver is made in writing and signed by the Company’s duly authorized representative or Executive, as applicable. A waiver by any party of a breach or default of the other party of any provision contained in this Agreement shall not be deemed a waiver of future compliance of such provisions, and such provisions shall remain in full force and effect.

17.    Governing Law/Venue. The laws of the State of Colorado will govern the validity, construction, and performance of this Agreement, without regard to the conflict of law provisions of any other jurisdictions. Executive irrevocably consents to the exclusive jurisdiction of courts in Colorado for the purposes of any action arising out of or related to this Agreement, including any actions for temporary, preliminary, and permanent equitable relief. Executive irrevocably waives Executive’s right, if any, to have any disputes between the Company and Executive arising out of or related to this Agreement decided in any jurisdiction or venue other than a state or federal court in the State of Colorado.

18.    Accepting/Signing this Agreement. Executive agrees not to sign this Agreement prior to the end of the work day on the Separation Date.

19.    Execution and Delivery. This Agreement may be executed in counterparts, which taken together shall constitute one agreement binding on all the parties. Electronically transmitted signatures shall be valid and binding to the same extent as signatures delivered in original. In making proof of this Agreement, it will be necessary to produce only one copy signed (or reproduced from an electronically delivered signature) by the party to be charged.

20.    References. Bob Herlin on behalf of the Company will provide Executive a favorable and positive reference if requested by Executive or in connection with any future reference requests.

[Signature page follows]

ACCEPTED AND AGREED:

Dated: April 12, 2022	/s/ Marjorie Hargrave
Marjorie Hargrave

ENSERVCO CORPORATION

Dated: April 13, 2022	By:	/s/ Richard Murphy
Richard Murphy
	Its:	CEO